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                                                        EXHIBIT NUMBER (10)(xiv)
                                                        TO 1995 FORM 10-K

                      RESTATED SUPPLEMENTAL PENSION PLAN
                  FOR EMPLOYEES OF THE NORTHERN TRUST COMPANY


The Northern Trust Company Supplemental Plan was adopted on September l6, l975 and amended through December l6, l986. The portions of that plan that pertained to The Northern Trust Company Pension Plan were amended and restated by The Restated Supplemental Pension Plan for Employees of The Northern Trust Company, initially adopted effective September l, l989, restated effective September l, l989 and amended effective December 2l, l993 and from time to time thereafter ("the Restated Supplemental Pension Plan"). The Northern Trust Company desires to further amend and restate The Restated Supplemental Pension Plan, which has been established and is maintained by The Northern Trust Company solely for the purpose of providing benefits for certain employees of the Company who participate in The Northern Trust Company Pension Plan and whose benefits under such plan are limited by the restrictions on benefits imposed by Section 40l(a)(17) and Section 415 of the Code.

Accordingly, effective January l, l996, The Northern Trust Company hereby further amends and restates The Restated Supplemental Pension Plan pursuant to the terms and provisions set forth below.


                                  ARTICLE I
                                 DEFINITIONS


Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1 "Beneficiary" means (i) Spouse or, (ii) if the Participant had fifteen or more years of credited service under the Qualified Plan and dies without a Spouse but with Eligible Child(ren) as defined in the Qualified Plan, such Participant's Eligible Child(ren).

1.2  "Board" means the Board of Directors of The Northern Trust Company.

1.3 "Code" means the Internal Revenue Code of l986, as amended from time to time, and any regulations promulgated thereunder.

1.4  "Change-in-Control" means the earliest to occur of:

(a)  The receipt by Northern Trust Corporation (the "Corporation") of a
Schedule 13D or other statement filed under Section l3(d) of the Securities Exchange Act of l934, as amended (the "Exchange Act"), indicating that any entity, person, or group has acquired beneficial ownership, as that term is defined in Rule l3d-3 under the Exchange
Act, of more than 30% of the outstanding capital stock of the Corporation entitled to vote for the election of directors ("voting stock");
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(b)  The commencement by any entity, person, or group (other than the
Corporation or a subsidiary of the Corporation) of a tender offer or an exchange offer for more than 20% of the outstanding voting stock of the Corporation;

(c) The effective time of (i) a merger or consolidation of the Corporation with one or more other corporations as a result of which the holders of the outstanding voting stock of the Corporation immediately prior to such merger or consolidation hold less than 80% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the property of the Corporation other than to an entity of which the Corporation owns at least 80% of the voting stock; or

(d) The election to the Board of Directors of the Corporation, without the recommendation or approval of the incumbent Board of Directors of the Corporation, of the lesser of (i) three directors or (ii) directors constituting a majority of the number of directors of the Corporation then in office.

1.5 "Committee" means the Employee Benefit Administrative Committee of The Northern Trust Company, as constituted from time to time, which has the responsibility for administering the Qualified Plan.

1.6 "Company" means The Northern Trust Company, an Illinois banking corporation, and such of its subsidiaries and affiliates as shall, with the consent of the Board, adopt the Plan, and, to the extent provided in Section 8.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.7 "Participant" means any employee of the Company who is a participant under the Qualified Plan as described in Section 2.l of the Plan and to whom or with respect to whom a benefit is payable under the Plan.

1.8 "Payment Entitlement Date" means either (i) the first of the month following termination in the case of a Participant eligible for a benefit under Section 5.4 of the Qualified Plan or, (ii) the day following termination in the case of a Participant eligible for a benefit under Sections 5.1, 5.2, or 5.3 of the Qualified Plan.

1.9 "Payment Date" means, with respect to a Participant who is retirement eligible under the Qualified Plan, the last business day of the month next following the month in which the Participant's employment with the Company terminates. With respect to a Vested Terminated Participant as defined in the Qualified Plan, "Payment Date" means the last day of the third calendar month following the calendar month in which the Participant terminates employment.

1.10 "Plan" means the Restated Supplemental Pension Plan for employees of The Northern Trust Company as further amended and restated effective January l, l996.

1.11  "Qualified Plan" means The Northern Trust Company Pension Plan as
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amended and restated effective January l, l989, and as further amended from time to time, and each predecessor, successor or replacement employees' pension plan.

1.12 "Qualified Plan Pension Benefit" means the aggregate pension benefit payable to a Participant pursuant to the Qualified Plan, and all annuities purchased for the Participant under the Qualified Plan (whether or not terminated) by reason of his termination of employment with the Company and all affiliates.

1.13 "Qualified Plan Survivor Benefit" means the aggregate survivor benefit payable to a Beneficiary of a Participant pursuant to Section Section 6.1 of the Qualified Plan, or any successor section, and all annuities purchased under such section of the Qualified Plan (whether or not terminated) in the event of death of the Participant at any time prior to the Participant's Payment Entitlement Date under the Qualified Plan.

1.14 "Spouse" means the person to whom the Participant was married on the date of his death.

1.15 "Supplemental Pension Benefit" means the lump sum benefit payable to a Participant pursuant to the Plan by reason of his termination of employment with the Company and all affiliates for any reason.

1.16 "Supplemental Survivor Benefit" means the lump sum benefit payable to the Beneficiary of a Participant pursuant to the Plan.

1.17 Except as otherwise expressly provided herein, all words and phrases in the Qualified Plan shall have the same meaning in the Plan.


                                  ARTICLE II
                                  ELIGIBILITY


2.1 Participant. An employee of the Company who is eligible in any Plan Year to receive a Qualified Plan Pension Benefit, the amount of which is reduced by reason of the application of the limitations on benefits imposed by either or both of Section 40l(a)(17) and Section 415 of the Code on the Qualified Plan, shall be a Participant and shall be eligible to receive a Supplemental Pension Benefit for such Plan Year.


                                  ARTICLE III
                          SUPPLEMENTAL PENSION BENEFIT


3.1 Amount. The Supplemental Pension Benefit payable to an eligible Participant shall be the difference between (a) the lump sum value of the Participant's Qualified Plan Pension Benefit based on a straight life annuity over the lifetime of the Participant only (i) after considering Code Section 401(a)(17) and Section 415 restrictions, and (ii) compensation for any period of time considered in computing such
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Benefit is determined including amounts of base salary and bonus earned with respect to such period of time and deferred because of Internal Revenue Code
Section 162(m) limitations under the Northern Trust Corporation Annual Performance Plan, and (b) the lump sum value of the Participant's Qualified Plan Pension Benefit, based on the Participant's qualified joint and survivor lump sum benefit (without consideration of such statutory restrictions).

(a) If a Participant dies following his termination of employment with the Company but prior to his Payment Entitlement Date the following rules apply:
(i) if he is survived by a Beneficiary who is living on his Payment Entitlement Date, fifty percent (50%) of the amount that would have been paid to the Participant on his Payment Date shall be paid in a single lump sum on such Payment Date to his surviving Beneficiary, and no other benefit shall be payable hereunder with respect to such Participant, or (ii) if he is not survived by a Beneficiary who is living on his Payment Entitlement Date, no benefit shall be payable hereunder with respect to such Participant.

(b) If a Participant dies following his termination of employment with the Company but after his Payment Entitlement Date the following rules apply:
(i) if he is survived by a Beneficiary who is living on the Payment Date, l00% of the amount that would have been paid to the Participant on his Payment Date shall be paid in a single lump sum on such Payment Date to his Beneficiary, and no other benefit shall be payable hereunder with respect to such Participant, or (ii) if he is not survived by a Beneficiary who is living on his Payment Date, the full benefit shall be payable to his estate.

(c) In the event that a Participant's entire Qualified Plan Pension Benefit has been distributed due to the payment of a qualified domestic relations order (QDRO), the Participant will be entitled to the Supplemental Pension Benefit to which he or she would have been entitled, calculated without regard to the QDRO. The Participant's Supplemental Pension Benefit will not replace any amount actually paid to an alternative payee pursuant to the QDRO.

(d) Notwithstanding anything to the contrary contained herein, the annual amount to be paid from the Plan in the year of a Participant's termination shall be limited to an amount which will not cause the total amount of compensation received from the Company and the amount paid from the Plan to exceed the maximum amount deductible by the Company under Code Section 162(m). Any amount which is not paid as the result of this limitation shall be transferred to the Supplemental Thrift-Incentive Plan for Employees of The Northern Trust Company as of the end of the month next following the month in which such amount would have been paid, but for such limitation. Amounts so transferred shall be paid in subsequent years, to the extent permissible under this limitation, to the Participant, or in the event of the Participant's death, to the Participant's Beneficiary, if he or she survives the Participant, and if not, to the Participant's estate.

3.2 Vesting of Benefit. Each Participant shall vest in his Supplemental Pension Benefit in accordance with the vesting schedule applicable to his Qualified Plan Pension Benefit set forth in the
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Qualified Plan. Notwithstanding the preceding sentence or any other provision of the Plan, each Participant shall become fully vested in his Supplemental Pension Benefit on the effective date of a Change-in-Control.

3.3 Form of Benefit. The Supplemental Pension Benefit of a Participant whose employment with the Company terminates for any reason shall be paid in a single lump sum, which shall be equal to the amount calculated pursuant to Section 3.1 above, as determined by the same actuarial adjustments as those specified in the Qualified Plan with respect to determination of the amount of the Qualified Plan Pension Benefit or Qualified Plan Survivor Benefit.

3.4 Commencement of Benefit. Payment to a Participant of his Supplemental Pension Benefit shall be made on his Payment Date. If such Benefit is paid prior to the Participant's Normal Retirement Date, it shall be adjusted to reflect such early payment as determined by the same early retirement adjustment factors as are specified in the Qualified Plan with respect to the adjustment of the Qualified Plan Pension Benefit for early commencement.

3.5 Grandfather Provision. Notwithstanding anything to the contrary contained herein, any Participant who commenced receiving payment of a Supplemental Pension Benefit hereunder in the form of an annuity prior to September l, l989, pursuant to the terms of the Plan on the date payment of such Benefit commenced, shall continue to receive such payments from and after September l, l989 in the form of such annuity.

Notwithstanding anything to the contrary contained herein, any Beneficiary who commenced receiving payment of a Supplemental Survivor Benefit hereunder in the form of an annuity prior to January 1, 1995, pursuant to the terms of the Plan on the date payment of such Benefit commenced, shall continue to receive such payments from and after January l, l995 in the form of such annuity.


                                  ARTICLE IV
                         SUPPLEMENTAL SURVIVOR BENEFIT


4.1 Amount. If a Participant dies prior to termination of employment under circumstances in which a Qualified Plan Survivor Benefit is payable to his Beneficiary, then a Supplemental Survivor Benefit is payable to his Beneficiary as hereinafter provided. The amount of the Supplemental Survivor Benefit payable to a Participant's Beneficiary shall be equal to the difference between (a) and
(b) below:

(a) the lump sum value of the Qualified Plan Survivor Benefit to which the Beneficiary would have been entitled under the Qualified Plan if (i) such Benefit were computed without giving effect to the limitations on benefits imposed by Sections 401(a)(17) and 415 of the Code, and (ii) Compensation for any period of time considered in computing such Benefit was determined including amounts of base salary and bonus which are eligible for computing such benefit under the Qualified Plan;
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(b)  the lump sum value of the Qualified Plan Survivor Benefit actually payable to the Beneficiary under the Qualified Plan.

4.2 Form and Commencement of Benefit. If a Supplemental Survivor Benefit shall be payable hereunder, such Benefit shall be payable in one lump sum payment, to be made according to the schedule for payment of a Qualified Plan Survivor Benefit as though it had commenced immediately.

                                  ARTICLE V
                          ADMINISTRATION OF THE PLAN

5.1 Administration by the Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committe shall have discretion to interpret and construe the provisions of the Plan.

5.2 General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Committee, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee with respect to the Plan.


                                  ARTICLE VI
                           AMENDMENT OR TERMINATION

6.1 Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole discretion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date set forth in such resolution.

6.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of any Supplemental Pension Benefit or Supplemental Survivor Benefit, payment of which has commenced prior to the effective date of such amendment or termination, or that would be payable if the Participant terminated employment for any reason, including death on such effective date.


                                  ARTICLE VII
                              GENERAL PROVISIONS

7.1 Funding. The Company may contribute amounts to fund the benefits under the Plan to a trust ("Trust") established pursuant to a trust agreement between the Company and Harris Trust & Savings Bank, a bank organized and existing under the laws of the State of Illinois, as trustee ("Trust Agreement"). If and to the extent amounts are contributed hereunder by the Company to the Trust, benefits under the
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Plan shall be payable pursuant to the Trust Agreement. Pursuant to the Trust
Agreement, all assets held thereunder shall remain subject to the general creditors of the Company. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Company by reason of right to receive a benefit under the Plan and Trust Agreement and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan and Trust Agreement.

7.2 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plan applicable to a Qualified Plan Pension Benefit or a Qualified Plan Survivor Benefit shall also be applicable to a Supplemental Pension Benefit or a Supplemental Survivor Benefit payable hereunder. Any Qualified Plan Pension Benefit or Qualified Plan Survivor benefit, or any other benefit payable under the Qualified Plan, shall be paid solely in accordance with the terms and conditions of the Qualified Plan and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

7.3 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

7.4 No Enlargement of Employee Rights. No Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

7.5 Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimoney, support, separate maintenance and claims in bankruptcy proceedings.

7.6 Applicable Law. The Plan shall be construed and administered under the laws of the State of Illinois to the extent not inconsistent with the Employee Retirement Income Security Act of l974.

7.7 Incapacity of Recipient. If any benefit under the Plan shall be payable to a minor or a person not adjudicated incompetent but who, by reason of illness or mental or physical disability, is, in the opinion of the Committee, unable to properly manage his affairs, such benefit shall be paid in such of the following ways as the Committee deems best: (a) to the person directly; (b) in the case of a minor, to a custodian under any Uniform Gift to Minors Act for the person; or
(c)
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to the person's spouse, adult child or blood relative. Any benefit so paid shall be a complete discharge of any liability of the Company and Plan therefor.

7.8 Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of
Section 6.2.

7.9 Unclaimed Benefit. Each Participant shall keep the Committee informed of his current address and the current address of his Beneficiary. Neither the Company nor the Committee shall be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Committee within three (3) years after the date on which payment of the Participant's Supplemental Pension Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or within three years after the actual death of a Participant, neither the Company nor the Committee is able to locate any Beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary and such benefit shall be irrevocably forfeited; provided, however, that if the Participant or Beneficiary makes a valid claim for any benefit that has been so forfeited, the forfeited benefit shall be reinstated.

7.10 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company, any member of the Committee, nor any individual acting as an employee or agent of the Company or Committee shall be liable to any Participant, former Participant, Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

7.11 Gender; Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

IN WITNESS WHEREOF, The Northern Trust Company has caused this Plan to be signed by its duly authorized officer as of the 31st day of December, 1995.


THE NORTHERN TRUST COMPANY


BY_______________________